Exhibit 11. Statement re computation of per share earnings
(dollars in thousands, except per share amounts)
(unaudited)

                            ------------------------------------------------------------
                                                Three Months Ended,
                            ------------------------------------------------------------
                                     March 31, 2006                March 31, 2005
                            -------------------------------  ---------------------------
                                       Weighted      Per               Weighted   Per
                                        Average     Share               Average  Share
                             Income     Shares      Amount     Income   Shares   Amount
                            ---------- --------- ----------  -------- --------- --------
Basic Earnings per
   Common Share
Income available to
   common shareholders      $    4,529    20,231     $0.22  $   4,420    19,134    $0.23
                                                  ========                      ========

Effect of Dilutive Shares            -       477                    -       422
                            ---------- ---------            --------- ---------

Diluted Earnings per
   Common Share             $    4,529    20,708     $0.22  $   4,420    19,556    $0.23
                            ========== =========  ========  ========= ========= ========



All share and per share data were restated to reflect the 3-for-2 stock split declared on January 18, 2005 and paid on February 18, 2005.